Exhibit 99.7

CONSENT TO BE IDENTIFIED AS
A PROPOSED DIRECTOR

I, John H. Meldrum, Jr., Director of First Louisiana Bancshares, Inc. and First Louisiana Bank, a Louisiana-chartered bank, hereby consent to being identified as a proposed director of Home Federal Bancorp, Inc. of Louisiana (the "Company") and Home Federal Savings and Loan Association in the Company's prospectus to be included in a registration statement on Form S-1.

By:	/s/ John L. Meldrum, Jr.
John L. Meldrum, Jr.

Dated: March 12, 2008